Exhibit 5.1

AstraZeneca PLC 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA United Kingdom

London

Freshfields Bruckhaus Deringer llp

65 Fleet Street
London EC4Y 1HS

T  +44 20 7936 4000 (Switchboard)

+44 20 7832 7022 (Direct)

F   +44 20 7108 7022

LDE No 23

E duncan.kellaway@freshfields.com

www.freshfields.com

12 June 2017

Dear Sir/Madam

AstraZeneca PLC

Prospectus Supplement to Registration Statement on Form F-3

Introduction

1.            In connection with the automatic shelf registration statement on Form F-3 (the Registration Statement) filed with the U.S. Securities and Exchange Commission (SEC) on 22 November 2016, as supplemented by a prospectus supplement filed with the SEC on 12 June 2017 (the Prospectus Supplement) of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (the Company), under the United States Securities Act of 1933, as amended (the Securities Act), we have been requested to render our opinion on certain matters in connection with the Prospectus Supplement. The Registration Statement and Prospectus Supplement relate to the registration under the Securities Act of the issuance and sale of US$1,000,000,000 aggregate principal amount of 2.375% Fixed Rate Notes due 2022, US$750,000,000 aggregate principal amount of 3.125% Fixed Rate Notes due 2027 and US$250,000,000 aggregate principal amount Floating Rate Notes due 2022 (collectively, the Debt Securities).

2.            We are acting as English legal advisers to you, the Company, for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus Supplement;

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(c)	a copy of the pricing agreement dated 5 June 2017 entered into between the Company, Barclays Capital Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (the Pricing Agreement);

(d)	a copy of the underwriting agreement of the Company dated 5 June 2017 (together with the Pricing Agreement, the Underwriting Agreement);

(e)	a copy of the current Articles of Association of the Company as at 12 June 2017 (the Constitutional Documents);

(f)	a copy of the Company’s Certificate of Incorporation dated 17 June 1992, issued by the Registrar of Companies of England and Wales, together with copies of the Company’s Certificates of Incorporation on change of name dated 13 July 1992, 25 September 1992, 16 February 1993 and 5 April 1999, respectively;

(g)	a copy of the indenture dated 1 April 2004 entered into between the Company and the Bank of New York Mellon, as successor Trustee to JPMorgan Chase Bank, under which the Debt Securities are to be issued (the Indenture);

(h)	a company search carried out on 12 June 2017 with respect to the Company (carried out by us or by Legalinx Limited trading as LegalinX-7Side on our behalf) of the public documents of the Company kept at Companies House in Cardiff (the Company Search);

(i)	a winding up enquiry of the Central Registry of Winding up Petitions (carried out by us or by LegalinX-7Side on our behalf) on 12 June 2017 with respect to the Company (the Winding-up Enquiry);

(j)	a certificate issued to us by the Company Secretary of the Company dated 12 June 2017 (the Secretary’s Certificate);

(k)	an officer’s certificate pursuant to Sections 2.01 and 2.08 of the Indenture (the Officer’s Certificate); and

(l)	extracts from the minutes of meetings of the board of directors of the Company held on (i) 23 July 2003 authorising the execution and delivery of and performance of obligations under the Indenture, (ii) on 8-9 November 2016 authorising the filing of the Registration Statement and (iii) 26 April 2017 authorising the filing of the Prospectus Supplement and the execution and delivery of and performance of obligations under, when issued, the Debt Securities, and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

3.            This opinion is confined to matters of English law (including case law) as at the date of this opinion and is governed by and should be construed in accordance with English law. By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion or otherwise to update this opinion in any respect. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In

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particular, we express no opinion on European Union law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law or uphold the terms of the Indenture or the Debt Securities.

4.             To the extent that the laws of the United States or, the laws of the State of New York may be relevant, we have made no independent investigation of such laws and our opinion is subject to the effect of such laws, including the matters contained in the opinion of Davis Polk & Wardwell London LLP dated the date hereof to be filed on Form 6-K concurrently with this opinion. We express no views in this opinion on the validity of the matters set out in such opinion.

Assumptions

5.            In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)	Secretary’s Certificate and Officer’s Certificate: that each of the statements contained in the Secretary’s Certificate and Officer’s Certificate is true and correct as at the date hereof;

(e)	Corporate Power: that each of the parties to the Indenture (other than the Company) has the necessary capacity and corporate power to execute, deliver and perform the Indenture, and that the Indenture has been duly authorised and executed and delivered by each of the parties thereto in accordance with all applicable laws (other than in the case of the Company, the laws of England) in the form filed as an exhibit to the Registration Statement;

(f)	Validity under all laws: that the Indenture and, when issued, the Debt Securities constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws including the laws of the United States and the laws of the State of New York by which they are expressed to be governed (other than in the case of the Company, the laws of England); that satisfactory evidence of the laws of the United States and the State of New York, which is required to be pleaded and proved as a fact in any proceedings before the English Courts, could be so pleaded and proved; and that insofar as the laws and regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties under the Indenture, or (ii) any of the transactions contemplated by the Indenture, such laws

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and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any such obligations, rights or transactions;

(g)	Filings under all laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of the Company, the laws of England) in order to permit the execution, delivery or performance of the Indenture or to perfect, protect or preserve any of the interests created by the Indenture, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(h)	No Amendments: that the Indenture has not been amended, terminated, rescinded or varied, that there has been no breach of any of its provisions by any of the parties thereto which would affect the opinions expressed in this opinion, and that the Indenture is not affected in any way by any relevant provisions of any other document or agreement or any course of dealings between the parties thereto;

(i)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Indenture or which have not been disclosed to us that may affect the validity or enforceability of the Indenture or any obligation therein or otherwise affect the opinions expressed in this opinion;

(j)	Arm’s Length Terms: that the Indenture has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(k)	Company Search: that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(l)	Winding up Enquiry: that the information revealed by our Winding-up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(m)	Representations: that the terms of the Indenture and Underwriting Agreement, other than, in the case of the Underwriting Agreement, as to matters of law on which we opine in this opinion, have been and will be observed and performed by the parties thereto;

(n)	Anti-terrorism, money laundering, antitrust and criminal cartel: that the parties to the Indenture and all parties representing them have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, civil or criminal anti-trust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations, and that performance and enforcement of the Indenture is, and will continue to be, consistent with all such laws and regulations; and

(o)	Bad Faith, Fraud, Duress: the absence of bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the parties to the

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Indenture and their respective directors, employees, agents or advisers (excepting ourselves).

Opinion

6.            On the basis of and subject to the foregoing and the matters set out in paragraphs 7 and 8 below and any matters not disclosed to us, and having regard to such considerations of English law in force, as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	Corporate Existence: the Company has been duly incorporated in the United Kingdom and registered in England and Wales as a public limited company;

(b)	Corporate Power: the Company has the requisite corporate power and capacity to issue, deliver and perform its obligations under, when issued, the Debt Securities in accordance with the terms of the Indenture;

(c)	Corporate Authority: the Company has taken steps required under English law and its Constitutional Documents to authorise the Company to enter into and perform its obligations under, when issued, the Debt Securities; and

(d)	No Violation: the execution and delivery of the Indenture and the performance of the Company’s obligations thereunder (in accordance with the terms of the Indenture) have been duly authorised by all necessary corporate action on the part of the Company and do not and will not of themselves result in any violation by the Company of any term of its Constitutional Documents or of any law or regulation having the force of law in England and applicable to the Company as to performance.

Qualifications

7.	Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

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In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding up Enquiry: the Winding-up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because;

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994;

(c)	Choice of Foreign Law: the chosen laws are the laws of the United States and the laws of the State of New York.

(i)	the Documents could be modified by the English courts to the extent provided by and in the circumstances set out in Regulation (EC) No 593/2008 on the law applicable to contractual obligations (the Rome I Regulation). In addition, we express no opinion as to the choice of law to govern contractual obligations falling outside the scope of the Rome I Regulation; and

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(ii)	certain trusts could be modified by the English courts to the extent provided by and in the circumstances set out in the Hague Convention on the Law Applicable to Trusts and their Recognition, as enacted by the Recognition of Trusts Act 1987;

(d)	Foreign Courts: no opinion is given as to whether or not the chosen court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

(e)	Choice of Foreign Jurisdiction: this opinion, and the term “enforceable” as used above, is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

(i)	an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set off or to counterclaim;

(iii)	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(iv)	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution; and

(f)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditor’s rights and remedies from time to time.

Observations

8.            Factual Statements: It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.

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9.            We consent to the filing of this opinion as an Exhibit to the report on Form 6-K to be filed by the Company on the date hereof and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP